77C: Submission of matters to a vote of security holders

	The Special Meeting of Shareholders of the Trust was held on August 15, 2006 pursuant to notice given to all shareholders of record of the Trust at the close of business on June 5, 2006. At the Special Meeting, shareholders were asked to approve the following:

Proposal 1.
	 To approve a proposed new management agreement between the Trust, on behalf of each Fund, and BlackRock Institutional
Management Corporation, as described in the proxy statement for
the Special Meeting.   With respect to Proposal 1, the shares of
the Funds were voted as follows:


					Shares 				Shares
					Outstanding				Represented
Fund					At Record Date			At Meeting


TempFund				32,654,150,958			16,855,979,186
TempCash				13,069,863,029			6,877,897,482
FedFund				3,322,283,028			1,760,410,427
T-Fund				4,270,521,010			2,516,978,633
Federal Trust Fund		119,688,292				107,704,183
Treasury Trust Fund		1,124,499,661			792,157,669
MuniFund				2,710,863,421			1,707,991,525
MuniCash				1,161,738,515			927,779,434
California Money Fund		892,688,054				457,514,454
New York Money Fund		506,491,832				266,499,354


Fund					For			Against	Abstain

TempFund				15,992,105,817	24,450,087	839,423,282
TempCash				6,824,080,456	6,421,443	47,395,583
FedFund				1,749,766,692	3,199,315	7,444,421
T-Fund				2,490,611,874	4,134,212	22,232,547
Federal Trust Fund		102,483,642		0		5,220,541
Treasury Trust Fund		792,025,337		62,699	69,633
MuniFund				1,701,706,344	3,628,728	2,656,453
MuniCash				927,746,179		0		33,255
California Money Fund		388,169,854		50,345,841	18,998,759
New York Money Fund		262,188,563		4,003,851	256,931